UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: March 27, 2006

(Date of earliest event reported)

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

California	0-28568	95-2920557
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 E. Bonita Avenue

Pomona, California 91767

(Address of principal executive offices, including zip code)

(909) 624-8041

(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information provided in response Item 5.02 of this Form 8-K regarding the agreement between Jeffrey T. Gray and Keystone Automotive Industries, Inc. (the “Company”) is incorporated by reference in this Item 1.01.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) On March 27, 2006, the Company publicly announced that on March 17, 2006, the Board of Directors appointed Jeffrey T. Gray as a Vice President and the Chief Financial Officer of the Company, effective April 3, 2006. Mr. Gray, age 41, most recently served as Executive Vice President and Chief Financial Officer of Advance Auto Parts, a publicly traded auto parts retailer, from October 2004 to December 2005. From August 2003 until October 2004, Mr. Gray was a Senior Vice President and Chief Financial Officer, and prior to that time, served in various positions with Advance beginning in 1994, including vice president of inventory management. Mr. Gray is a certified public accountant and earned a Bachelor of Science degree in accounting from Virginia Tech.

The Company and Mr. Gray entered into an agreement dated March 1, 2006, effective upon and subject to his appointment, providing for an annual base salary of $320,000 and eligibility to participate in the officers’ bonus incentive plan and long-term performance incentive plan. He will also receive a grant of 10,000 restricted shares of the Company’s common stock on April 3, 2006, which vest at a rate of 25% on each anniversary date of the grant. The Company will in connection with his appointment reimburse Mr. Gray for certain relocation expenses and pay for up to six months of housing costs. The employment relationship between Mr. Gray and the Company is terminable at will.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 27, 2006

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

By:	/s/ James C. Lockwood
James C. Lockwood
Secretary